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                                                                Exhibit 10.27(b)

Silicon Valley Bank      45 William Street, Suite 120, Wellesley, MA 02181
617-431-9901


                                              November 16, 1993

Mr. William Price
Vice President, Finance
Mediqual Systems, Inc.
1900 West Park Drive, Suite 120
Westborough, MA 01581

Dear Bill:

     We are pleased to inform you that Silicon Valley Bank ("Bank") has approved a working capital line of credit of $1,500,000 for the use of Mediqual Systems, Inc. (the "Company") subject to the following terms and to the Bank's periodic review. Unless renewed, this line will expire on May 5, 1995. This commitment shall not become effective unless and until an executed copy of this letter together with all necessary accompanying documentation as well as the facility fee described below has been returned to the Bank, which must take place within 21 days from the date of this letter.

     Borrowings under the working capital line shall be secured by a first security interest in the Company's accounts receivable, inventory, and machinery, equipment, except for specific assets financed elsewhere, and all other assets and all monies and all other property in our possession which the Bank may use to pay the Company's obligations.

     Borrowings under this line shall bear interest at a rate per annum equal to the Prime Rate plus 1/2%. The "Prime Rate" means the rate from time to time announced and made effective by the Bank as its Prime Rate. The Company's borrowing rate shall change as the Prime Rate changes. A facility fee of $4,000 (plus $3,500 if Company borrows under the line) as well as any out-of-pocket expenses incurred by the Bank in connection with establishment of this credit facility must be paid at the time the documents are returned to the Bank. All interest will be charged monthly in arrears and will be calculated on the basis of a 360-day year. The Bank shall be authorized to debit the Company's principal account or any other account maintained by the Company with the Bank for any principal, interest or fees associated with the Company's credit facility without prior notice.

     The maximum available borrowings including outstanding letters of credit under this line will be the lesser of $1,500,000 or 80% of all of the Company's eligible domestic trade accounts receivable within 90 days from invoice date. A definition of eligible A/R accompanies this letter.

     In order to monitor availability, the Bank asks that the Company submit within 15 days of each month-end duplicate Borrowing Base Certificates (BBC), an accounts receivable aging, within 25 days of each month-end duplicate income statements and balance sheets, and duplicate Certificates of Compliance. The BBC indicates the

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Company's borrowing availability and the Certificate of Compliance asks you to confirm that the Company is in compliance with the financial covenants and asks you to further represent that you have no knowledge of any impending circumstances which would take the Company out of compliance. Any advances hereunder or renewal hereof will be made only if there exists no default under any loan documentation executed by the Company with the Bank. A default is defined in the accompanying Promissory Note dated November 16, 1993.

     The Bank reserves the right to have performed from time to time an examination of the Company's books and records by an agent of the Bank. The Company agrees to pay for the cost of this examination, which will be capped at $2,000.

     So long as this commitment remains outstanding, the Company agrees to maintain the following covenants as well as any other covenants listed in the (accompanying) Promissory Note dated November 16, 1993:

     1. PROFITABILITY - (Tested Quarterly)

     To report annual net income of not less than $2,000,000 in FY94.

     To not report two consecutive loss quarters, and no one loss quarter in excess of $500,000.

     2. MINIMUM EQUITY - (Tested Monthly) Have a minimum Tangible Capital Base
(TCB) of:

($3,000,000) from 9/30/93 through 7/30/94;
($2,000,000) from 7/31/94 through 10/30/94;
($1,500,000) from 10/31/94 through 1/30/95;
($1,000,000) from 1/31/95 and thereafter.

     TCB is defined as Stockholders' Equity plus Subordinated Debt (debt which is formally subordinated to the Bank) less intangibles (including but not limited to Goodwill, Capitalized Software and Excess Purchase Costs).

     3. LIQUIDITY - (Tested Monthly) Minimum cash plus net accounts receivable greater then total Bank borrowings outstanding.

     4. Not directly or indirectly pledge, grant, create or permit to exist any security interest, lien or other encumbrance upon any of the Company's assets except in favor of the Bank, except for specific assets financed elsewhere.

     5. To provide the Bank with duplicate unaudited monthly financial statements prepared in accordance with generally accepted accounting principles and duplicate audited annual (consolidated and consolidating) financial statements certified by public accountants to be received 25 and 90 days respectively after the close of the period.

     6. To provide the Bank with a copy of the annual management letter provided by the Company's auditors and with copies of all legal process served upon the Company.
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     7. Maintain adequate fire and liability insurance satisfactory to the Bank, a copy of which shall be forwarded to the Bank.

     8. Not to participate in any merger or consolidation or to pay any dividends without the Bank's consent.

     9. Not to dispose of any material assets other than in the ordinary course of business without the Bank's consent.

     10. To file all tax returns and to pay all taxes due.

     11. Not to invest in any speculative securities other than instruments acceptable to the Bank.

     12. Not to incur indebtedness for borrowed money, except for either a) indebtedness to Silicon Valley Bank or b) indebtedness incurred for the purchase or lease of equipment in an aggregate amount not exceeding $500,000 at any given point in time.

     13. Not to be in material default of any other loan agreement with any other lender.

     14. To remain a duly organized corporation under the laws of Delaware, and not to file for protection under the Bankruptcy Code.

     15. All legal fees incurred will be for the account of the Borrower.

     16. To reimburse the Bank for any reasonable expenses incurred by the Bank to enforce the terms of this obligation.

     17. Prior to closing you agree to provide the Bank with Articles of Incorporation and a Certificate of Good Standing from the appropriate state authorities.

     If the Bank waives any rights under this Agreement, it will not affect any future action the Bank may wish to take. This Agreement shall be binding upon any of the Company's successors in interest. The laws of the Commonwealth of Massachusetts shall apply to this Agreement.

     It is our understanding that the Company will consider the Silicon Valley Bank to be its primary Bank. Among other things, the Company agrees to use its Silicon Valley Bank account as its primary disbursement account and to maintain a reasonable portion of its excess funds in Silicon Valley Bank money market accounts or certificates of deposit.


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         We are delighted to expand our relationship with Mediqual Systems and look forward to many successful years of working together.

                                                   Sincerely,

                                                   /s/ Mark Pasculano
                                                   Mark Pasculano
                                                   Assistant Vice President
                                                   Technology Division

enclosures:

   1. Borrowing Base Certificate and Certificate of Compliance
   2. Promissory Note
   3. Security Documents
   4. Other ancillary forms and documents

Agreed and Accepted this 16th day of Dec., 1993.

By:      /s/ William C. Price
       ------------------------
Title:   CFO
       ------------------------

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                      ELIGIBLE DOMESTIC ACCOUNTS RECEIVABLE

     "ELIGIBLE DOMESTIC ACCOUNTS RECEIVABLE" means an account receivable owing, to the Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

     (a) The account is not more than 90 days from the date of the invoice thereof.

     (b) The account arose from the performance of services or an outright sale or licensing of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Bank, shipping and delivery receipts evidencing such shipment.

     (c) The account is not subject to any prior assignment, claim, lien, or security interest, and the Borrower will not make any further assignment thereof or create any further security interest therein, nor permit the Borrower's right therein to be reached by attachment, levy garnishment or other judicial process.

     (d) The account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment, and the account debtor has not contested his liability thereon and has not returned any of the goods from the sale from which the account arose.

     (e) The account arose in the ordinary course of Borrower's business and did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrower.

     (f) No notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrower.

     (g) The Bank has not notified the Borrower that the account or account debtor is unsatisfactory on the basis of the account debtor's financial condition, operating performance, or credit history.

     (h) Not more than 50% of the aggregate receivables of the account debtor are over ninety (90) days from invoice.

     (i) The aggregate accounts receivables from the account debtor do not exceed 25% of the total Eligible Receivables of the Borrower; that portion of the account over the 25% level will be disqualified.

     (j) The account debtor is not a Subsidiary of the Borrower or an officer or employee of the Borrower or a Subsidiary.
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     (k) The account debtor is a person or entity located in the United States or Canada and the account arose out of services rendered or goods delivered in the United States or Canada.


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                               PROMISSORY NOTE

================================================================================
Borrower: MEDIQUAL SYSTEMS, INC.            Lender: SILICON VALLEY BANK
          1900 West Park Drive, Suite 120           Loan Production Office
          Westborough, MA 01581                     Wellesley Office Park
                                                    45 William Street, Suite 170
                                                    Wellesley, MA 02181
===============================================================================

Principal Amount: $1,500,000.00    Initial Rate: 6.500%    Date of Note: November 16, 1993



PROMISE TO PAY. MEDIQUAL SYSTEMS, INC. ("Borrower") promises to pay to SILICON VALLEY BANK, a California bank with a loan production office in Wellesley, Massachusetts ("Lender"), or order, in lawful money of the United States of America, the principal amount of One Million Five Hundred Thousand & 00/100 Dollars ($1,500,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on May 5, 1995. In addition, Borrower will pay regular monthly payments of accrued unpaid interest beginning December 5, 1993, and all subsequent interest payments are due on the same day of each month after that. Interest on this Note is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at 3000 Lakeside Drive, Santa Clara, California 95054. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an index which is Lender's Prime Rate (the "Index"). This is the rate Lender charges, or would charge, on 90-day unsecured loans to the most creditworthy corporate customers. This rate may or may not be the lowest rate available from Lender at any given time. Lender will tell Borrower the current Index rate upon Borrower's request. Borrower understands that Lender may make loans based on other rates as well. The interest rate change will not occur more often than each time the prime rate is adjusted by Silicon Valley Bank. The Index currently is 6.000% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of
0.500 percentage points over the Index, resulting in an initial rate of 6.500% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.

DEFAULT. Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment when due. (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to perform promptly at the time and strictly in the manner provided in this

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11-16-93                        PROMISSORY NOTE                       Page  2
                                  (Continued)
================================================================================

Note or any agreement related to this Note, or in any other agreement or loan Borrower has with Lender. (c) Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the Related Documents. (d) Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect. (e) Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws. (f) Any creditor tries to take any of Borrower's property on or in which Lender has a lien or security interest. This includes a garnishment of any of Borrower's accounts with Lender. (g) Any of the events described in this default section occurs with respect to any guarantor of this Note.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon default, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, do one or both of the following: (a) increase the variable interest rate on this Note to 3 percentage points over the Index, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The interest rate will not exceed the maximum rate permitted by applicable law. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note, as well as directions for payment from Borrower's accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (a) advanced in accordance with the instructions of an authorized person or (b) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (a) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (b) Borrower or any guarantor ceases doing business or is insolvent; (c) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor's guarantee of this Note or any other loan with Lender; or (d) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender.

REQUEST TO DEBIT ACCOUNTS. Borrower will regularly deposit all funds received from its business activities in accounts maintained by Borrower at Silicon Valley Bank. Borrower hereby requests and authorizes Lender to debit any of Borrower's accounts with Lender, specifically, without limitation, Account Number ____________, for payments of interest and principal due on the loan and any other obligations owing by Borrower to Lender. Lender will

11-16-93                        PROMISSORY NOTE                       Page  3
                                  (Continued)
================================================================================

notify Borrower of all debits which Lender makes against Borrower's accounts. Any such debits against Borrower's accounts in no way shall be deemed a set-off.

LETTER AGREEMENT. This Note is subject to and shall be governed by all the terms and conditions of the Business Loan Agreement dated November 16, 1993 between Borrower and Lender, which Business Loan Agreement is incorporated herein by reference.

LOAN FEE. This Note is subject to a loan fee in the amount of Four Thousand and 00/100 Dollars ($4,000.00) plus all out-of-pocket expenses. In addition, Borrower shall pay to Lender Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) at the initial advance against this Note ("Usage Fee") which Usage Fee shall be due and payable on or prior to Lender making the initial advance.

WAIVERS AND GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. To the extent permitted by applicable law, all such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS
OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. THIS NOTE IS EXECUTED UNDER SEAL. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.


BORROWER:

MEDIQUAL SYSTEMS, INC.

By: /s/ William C. Price
    --------------------
Name: William C. Price,         Title:  CFO
      ------------------                ---

===============================================================================
Variable Rate. Line of Credit. LASER PRO, Reg. U.S. Pat. & T.M. Off. Ver. 3.16d(c) 1993 CFI ProServices, Inc. All rights reserved. [MA-D20 MEDIQ1.LN G1.OVL]